Exhibit 5.1

August 26, 2009

(202) 955-8500	C 97854-00059

(202) 467-0539

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, VA 23060

Re:	Proposed Offering of up to 13,500,000 Additional Shares of Common Stock Pursuant to the MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of MeadWestvaco Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 13,500,000 additional shares of the Company’s common stock, par value $0.01 per share, (the “Shares”). The Shares subject to the Registration Statement are to be issued under the MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated (the “Plan”).

In addition to examining the Registration Statement, we have examined the Plan and originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We also have made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of

MeadWestvaco Corporation

August 26, 2009

the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the prospectus that forms a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP